                                                                     EXHIBIT 4.2

[FORM OF FACE OF CERTIFICATE]

LEHIGH ACRES FIRST NATIONAL BANCSHARES, INC.

INCORPORATED UNDER THE LAWS OF FLORIDA.

THE CORPORATION IS TO ISSUE 1,000,000 SHARES OF COMMON STOCK - PAR VALUE $.01
EACH

This certifies that _______________________________is the registered holder of _______________________________ Shares of Common Stock which are fully paid and non-assessable and transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

         In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ______________ day of _______________ A.D. 19____


---------------------------                  ----------------------------------
SECRETARY                                    PRESIDENT